Exhibit 99.1

DD3 Acquisition Corp. II Announces Pricing of

Upsized $110 Million Initial Public Offering

Mexico City, Mexico, December 7, 2020 — DD3 Acquisition Corp. II (the “Company”), today announced the pricing of its initial public offering of 11,000,000 units upsized from 10,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market and trade under the ticker symbol “DDMXU” beginning December 8, 2020. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the Nasdaq Capital Market under the symbols “DDMX” and “DDMXW,” respectively.

The Company has also entered into forward purchase agreements for the purchase of an aggregate of up to 5,000,000 shares of Class A common stock with certain funds affiliated with Baron Capital Group, Inc. and MG Partners Multi-Strategy Fund LP. Any such purchases will take place in a private placement that will close substantially concurrently with the closing of the Company’s initial business combination.

The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus on businesses in Mexico and Hispanic businesses in the United States.

EarlyBirdCapital, Inc. is acting as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,650,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

Registration statements relating to the securities have been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on December 7, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

DD3 Acquisition Corp. II

contact@dd3.mx